Exhibit 99.1

Ascent Solar Closes Tranche 2 Financing and Regains Nasdaq Compliance

THORNTON, Colo.--(BUSINESS WIRE)-- Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of consumer and off-grid products integrated with state-of-the-art, flexible thin-film photovoltaic modules, announced today the second closing of Series A Preferred Stock announced on June 18, 2013. The closing resulted in proceeds of $3.0 million for the sale of 375,000 shares of preferred stock and 1,312,500 warrants exercisable at $0.90 per common share. Tranche 3 is expected to close in August 2013 with further proceeds of $2.0 million.
Victor Lee, Ascent's President and CEO said, "We are pleased to complete the second closing on this previously announced vote of confidence in our continued paradigm shift and strategy for growth."
In addition, Ascent has regained compliance with the Nasdaq Stock Market Listing Rules that require maintenance of a minimum $1.00 bid price. On August 5, 2012, the Company received notification from The Nasdaq Listing Qualifications department that the Company had regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) after maintaining a closing bid price equal to or in excess of $1.00 for twenty consecutive trading days and that the Company's noncompliance with that rule, as announced on December 7, 2012, had been rectified.
About Ascent Solar Technologies:
Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules with substrate materials that are more flexible, versatile and rugged than traditional solar panels. Ascent Solar modules can be directly integrated into consumer products and off-grid applications, as well as aerospace and building integrated applications. Ascent Solar is headquartered in Thornton, Colorado. For more information, go to www.ascentsolar.com.
About EnerPlex:
The EnerPlex brand represents Ascent's line of consumer products. These products, many of which are integrated with Ascent's transformational CIGS technology, provide consumers with the ability to integrate solar into their everyday lives, while enabling them to free themselves and their electronics from the outlet. For more information on the EnerPlex brand and to see the product line, please visit goenerplex.com.
Forward Looking Statements
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.
Ascent Solar Technologies
Investor Relations Contact:
CleanTech IR
Brion D. Tanous, 310-541-6824ah

Mobile: 424-634-8592
btanous@cleantech-ir.com

Ascent Solar Technologies
Justin R. Jacobs
1-720-872-5194
jjacobs@ascentsolar.com